SILVER BAY REALTY TRUST CORP.
REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS
Significant increase in occupancy drives 40% growth in total revenue

NEW YORK, August 7, 2013 - Silver Bay Realty Trust Corp. (NYSE: SBY) or “Silver Bay,” or “the Company,” today announced its financial results for the quarter ended June 30, 2013.

Highlights

▪	Total revenue increased 40% quarter-over-quarter to $10.7 million driven primarily by a significant increase in the number of properties leased during the quarter

▪	Achieved record leasing pace, increasing the number of leased properties by 1,197 or 50% quarter-over-quarter

▪	Reported, as a new metric, estimated net asset value of $18.95 per fully diluted share

▪	Occupancy for stabilized properties increased two percentage points to 94% from 92% quarter-over-quarter

▪	Occupancy for properties owned six months or longer increased six percentage points to 87% from 81% quarter-over-quarter

▪	Net operating income, reported as a new metric, increased 79% quarter-over-quarter to $3.1 million

▪	Owned portfolio of 5,571 single-family properties, of which 3,610 properties were leased, resulting in aggregate portfolio occupancy of 65% as of June 30, 2013.

“We made excellent progress on our strategic objectives in the second quarter, including high quality acquisitions, gains in leasing and solid growth in the value of our underlying portfolio,” said David N. Miller, Silver Bay’s President and Chief Executive Officer. “We are well-positioned to benefit from the recovery of the U.S. housing market, and in turn, to provide attractive long-term total returns to our stockholders.”

Financial Results

Silver Bay reported total revenue of $10.7 million for the second quarter of 2013, a 40% increase compared to total revenue of $7.7 million for the first quarter of 2013. This sequential quarter increase was primarily attributable to an additional 1,197 leased properties generating rental income during the quarter. Net loss attributable to common stockholders for the second quarter of 2013 was $6.8 million, or ($0.18) per common share, compared to net loss attributable to common stockholders for the first quarter of 2013 of $6.4 million, or ($0.16) per common share. Due to the formative stage of Silver Bay’s development, many properties in the Company’s portfolio were in the renovation and leasing phases and therefore were not yet producing rental income.

The Company reported net operating income, or NOI, of $3.1 million for the second quarter of 2013, a 79% increase compared to NOI of $1.7 million for the first quarter of 2013. The sequential quarter increase was primarily attributed to an increase in portfolio occupancy. NOI is a non-GAAP financial measure. A reconciliation of net loss to NOI is included in the financial and operating tables accompanying this press release.

Portfolio Summary and Operating Metrics

Silver Bay owned a portfolio of 5,571 single-family properties as of June 30, 2013, a 21% increase in properties compared to the prior quarter. During the second quarter of 2013, the Company acquired 985 single-family properties.

The following table provides a summary of Silver Bay’s portfolio for the second quarter of 2013 and operating metrics for the first and second quarter of 2013:

PORTFOLIO AND OPERATING SUMMARY
		As of June 30, 2013
Total number of properties		5,571
Net asset value per fully diluted share		$18.95
Book value per fully diluted share		$17.30

	As of June 30, 2013	As of March 31, 2013
Occupancy Rate
Stabilized properties	94%	92%
Properties owned six months or longer	87%	81%
Aggregate portfolio	65%	53%
Average monthly rent on the aggregate portfolio	$1,148	$1,156

Net Asset Value

Silver Bay reported an estimated net asset value, or Estimated NAV, per fully diluted share of $18.95 based on an estimated fair market value, or Estimated Portfolio Value, of the Company’s properties of $775.7 million as of June 30, 2013. The Company’s book value per fully diluted share was $17.30 as of June 30, 2013. The difference between Estimated NAV and book value per fully diluted share is attributable to multiple factors, including appreciation in the underlying assets of the Company’s portfolio of single-family properties, the Company’s purchasing of single-family properties at discounts to market prices, value created by renovations completed in excess of the cost of renovations, and the exclusion of depreciation in the calculation of the Company’s Estimated Portfolio Value.

The Estimated Portfolio Value of the Company’s properties is calculated by Silver Bay’s proprietary automated valuation model, or AVM, which estimates the value of the Company’s properties on an individual basis based on comparable sales in the residential real estate market, without reference to the intended use for the properties. Estimated NAV does not ascribe any value to in-place leases or to the portfolio as a whole (as compared to the sum of the values of the individual properties), nor does it consider cash flow or other yield metrics. Estimated NAV and Estimated Portfolio Value are non-GAAP financial measures. A reconciliation of book value to Estimated NAV is included in the financial and operating tables accompanying this press release.

Operating Metrics

Silver Bay achieved an occupancy rate of 94% on properties that were stabilized as of June 30, 2013, an increase of two percentage points compared to an occupancy rate of 92% on properties that were stabilized as of March 31, 2013.

For properties that were owned for six months or longer, the Company reported an occupancy rate of 87% as of June 30, 2013, an increase of six percentage points compared to an occupancy rate of 81% as of March 31, 2013. Silver Bay reported an occupancy rate of 65% for the aggregate portfolio as of June 30, 2013, an increase of 12 percentage points compared to an occupancy rate of 53% on the aggregate portfolio as of March 31, 2013. The sequential quarter increases in the occupancy rates for properties that were owned for six months or longer and the aggregate portfolio are primarily attributed to the increase in renovation and leasing activity absorbing existing inventory and new acquisitions. The occupancy rate of the aggregate portfolio is not indicative of the portfolio’s expected performance due to the significant number of recently acquired properties and those still in the initial renovation and leasing phase. A summary of Silver Bay’s occupancy rates is included in the financial and operating tables accompanying this press release.

Silver Bay reported an average monthly rent for the aggregate portfolio of $1,148 for the second quarter of 2013, compared to an average monthly rent of $1,156 for the first quarter of 2013.

Dividend Declaration

The Company’s Board of Directors declared a quarterly dividend of $0.01 per diluted share of common stock for the quarter ended June 30, 2013. The dividend was paid July 12, 2013 to common stockholders of record at the close of business on July 1, 2013.

Financing and Liquidity

On May 10, 2013, Silver Bay entered into a $200.0 million revolving credit facility with a syndicate of banks. The credit facility will mature in May 2016 and bear interest at a varying rate of the London Interbank Offered Rate, or LIBOR, plus 3.50%, subject to a LIBOR floor of 0.5%. As of June 30, 2013, Silver Bay had $78.8 million outstanding on its revolving credit facility.

As of June 30, 2013, the Company had $39.6 million in cash and cash equivalents and $18.4 million in escrow deposits and $121.2 million available under its revolving credit facility.

Events Subsequent to Second Quarter 2013

On July 1, 2013, Silver Bay’s Board of Directors authorized the Company to repurchase up to 2,500,000 shares of its common stock. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number, method and timing of share repurchases will be subject to a variety of factors, including market conditions, other corporate considerations, and applicable U.S. Securities and Exchange Commission rules.

Conference Call

Silver Bay will host a conference call on August 8, 2013 at 9:00 a.m. EDT to discuss second quarter 2013 financial results and business highlights. To participate in the teleconference, please call toll-free (888) 317-6016 (or (412) 317-6016 for international callers and (855) 669-9657 for Canadian callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet on the Company's website at www.silverbayrealtytrustcorp.com in the Investor Relations section under the Events Calendar link. For those unable to attend, a telephone playback will be available beginning at 12:00 p.m. EDT on August 8, 2013 through 9:00 a.m. EDT on August 23, 2013. The playback can be accessed by calling (877) 344-7529 (or (412) 317-0088 for international callers) and providing Conference Number 10031480. The call will also be archived on the Company's website in the Investor Relations section under the Events Calendar link.

Silver Bay Realty Trust Corp.

Silver Bay Realty Trust Corp. is a Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay currently owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include: Silver Bay’s ability to execute share repurchases upon terms acceptable to the company; adverse economic or real estate developments in Silver Bay’s target markets; defaults on, early terminations of or non-renewal of leases by residents; difficulties in identifying properties to acquire and completing acquisitions; increased time and/or expense to gain possession and renovate properties; Silver Bay’s failure to successfully operate its properties; Silver Bay’s ability to obtain financing arrangements; Silver Bay’s failure to meet the conditions to draw under the credit facility; general volatility of the markets in which it participates; interest rates and the market value of Silver Bay’s target assets; the impact of changes in governmental regulations, tax law and rates, and similar matters.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Silver Bay does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Silver Bay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward looking statements concerning Silver Bay or matters attributable to Silver Bay or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Non-GAAP Financial Measures

The Estimated Portfolio Value reflects the value of Silver Bay’s properties calculated by the Company’s proprietary AVM, less the Company’s estimate of the remaining cost to renovate such properties, or Estimated Renovation Reserve. The AVM estimates the value of the Company’s properties on an individual basis based on prior comparable sales in the residential real estate market, without reference to the intended use for the properties. These individual property values are then aggregated and reduced by the Estimated Renovation Reserve, which accounts for the AVM assumption that renovations for all properties have been completed, to derive the Estimated Portfolio Value of the Company’s properties. The difference between the Estimated Portfolio Value and net investment in real estate as of June 30, 2013 is attributable to multiple factors, including home price appreciation in Silver Bay markets, purchasing at discounts to market prices, value created by the Company’s renovations in excess of the cost of the renovations, and the exclusion of depreciation in the calculation of Estimated Portfolio Value.

Estimated NAV is intended to be an estimate of the value of all of the Company’s assets net of liabilities. To calculate Estimated NAV, the Company starts with its historical book value, subtracts its historical net investment in real estate and adds its Estimated Portfolio Value. For purposes of calculating Estimated Portfolio Value and Estimated NAV, the Company does not deduct the estimated costs of selling the properties in the portfolio, including commissions and closing costs. Further, the Company ascribes no value to existing leases or to the portfolio as a whole (as compared to the sum of the values of the individual properties), nor does it consider cash flow or other yield metrics.

Estimated Portfolio Value and Estimated NAV are non-GAAP financial measures. Silver Bay provides the Estimated Portfolio Value and Estimated NAV as additional tools for investors seeking to value the Company. These metrics should be considered along with other available information in valuing and assessing Silver Bay, including the Company’s GAAP financial measures and other cash flow and yield metrics, and these metrics should not be viewed as a substitute for book value, net investment in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity.

NOI is defined by the Company as total revenue less property operating and maintenance, real estate taxes, homeowners’ association fees and property management expenses. NOI excludes depreciation and amortization, advisory management fee, general and administrative expenses, interest expense and other expenses.

NOI should not be considered an alternative to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. Although we use this non-GAAP measure for comparability in assessing our performance against other REITs, not all REITs compute the same non-GAAP measure. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Silver Bay’s GAAP financial results and the reconciliations from these results should be carefully evaluated. A reconciliation of non-GAAP measures is included in the financial and operating tables accompanying this press release.

Additional Information

Stockholders of Silver Bay, and other interested persons, may find additional information regarding the Company at the SEC's Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 250, Minnetonka, MN 55305, telephone (952) 358-4400.

SUPPLEMENTAL FINANCIAL AND OPERATING DATA
SECOND QUARTER 2013

SILVER BAY REALTY TRUST CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

	June 30, 2013 (unaudited)	December 31, 2012
Assets
Investments in real estate:
Land	$135,278	$82,310
Building and improvements	584,205	338,252
	719,483	420,562
Accumulated depreciation	(8,615)	(1,869)
Investments in real estate, net	710,868	418,693

Assets held for sale	4,619	-
Cash and cash equivalents	39,594	228,139
Escrow deposits	18,407	19,727
Resident security deposits	4,689	2,266
In-place lease and deferred lease costs, net	1,304	2,363
Deferred financing costs, net	3,425	-
Other assets	4,841	6,114
Total Assets	$787,747	$677,302

Liabilities and Equity
Liabilities:
Revolving credit facility	$78,843	$-
Accounts payable and accrued property expenses	8,330	4,550
Resident prepaid rent and security deposits	5,589	2,713
Amounts due to the manager and affiliates	8,509	3,071
Amounts due previous owners	4,701	6,555
Total Liabilities	105,972	16,889

10% cumulative redeemable preferred stock, $.01 par; 50,000,000 authorized, 1,000 issued and outstanding	1,000	1,000

Equity:
Stockholders' Equity:
Common stock $.01 par; 450,000,000 shares authorized; 39,324,141 and 37,328,213, respectively shares issued and outstanding	392	372
Additional paid-in capital	699,450	664,146
Cumulative deficit	(19,562)	(5,609)
Total Stockholders' Equity	680,280	658,909
Noncontrolling interests - Operating Partnership	495	504
Total Equity	680,775	659,413
Total Liabilities and Equity	$787,747	$677,302

SILVER BAY REALTY TRUST CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2013	2012	2013	2012
Rental income	$10,325	$85	$17,621	$85
Other income	392	2	777	2
Total revenue	10,717	87	18,398	87

Expenses:
Property operating and maintenance	2,541	136	4,344	136
Real estate taxes	1,712	120	3,132	120
Homeowners’ association fees	280	7	561	7
Property management	3,067	9	5,498	9
Depreciation and amortization	4,961	32	8,378	32
Advisory management fee - affiliates	2,578	194	5,430	194
General and administrative	1,949	193	3,477	193
Interest expense	158	-	158	-
Other	217	-	548	-
Total expenses	17,463	691	31,526	691
Net loss	(6,746)	(604)	(13,128)	(604)

Net loss attributable to noncontrolling interests - Operating Partnership	4	-	9	-
Net loss attributable to controlling interests	(6,742)	-	(13,119)	-
Preferred stock distributions	(25)	-	(50)	-
Net loss attributable to common stockholders	$(6,767)	$-	$(13,169)	$-

Loss per share – basic and diluted(1):
Net loss attributable to common shares	$(0.18)	$-	$(0.34)	$-
Weighted average common shares outstanding	39,318,318	-	39,250,612	-

(1)	A total of 27,459 of common units have been excluded from the calculation of diluted EPS as their inclusion would not be dilutive.

SILVER BAY REALTY TRUST CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

		Common Stock
	Shares Issued	Par Value Amount	Additional Paid-In Capital	Cumulative Deficit	Total Stockholders' Equity	Noncontrolling Interests - Operating Partnership	Parent Equity	Total Equity

Balance at January 1, 2012	-	$-	$-	$(89)	$-	$-	$250	$161
Capital contributions	-	-	-	-	-	-	101,000	101,000
Net loss	-	-	-	(604)	-	-	-	(604)
Balance at June 30, 2012	-	$-	$-	$(693)	$-	$-	$101,250	$100,557

Balance at January 1, 2013	37,328,213	$372	$664,146	$(5,609)	$658,909	$504	$-	$659,413
Net proceeds from sale of common stock	1,987,500	20	34,260	-	34,280	-	-	34,280
Non-cash equity award	8,428	-	285	-	285	-	-	285
Dividends declared	-	-	-	(834)	(834)	-	-	(834)
Other	-	-	759	-	759	-	-	759
Net loss	-	-	-	(13,119)	(13,119)	(9)	-	(13,128)

Balance at June 30, 2013	39,324,141	$392	$699,450	$(19,562)	$680,280	$495	$-	$680,775

SILVER BAY REALTY TRUST CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012 (UNAUDITED)
(AMOUNTS IN THOUSANDS)

	For the Six Months Ended
Cash Flows From Operating Activities:	June 30, 2013	June 30, 2012
Net loss	$(13,128)	(604)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	8,378	32
Non-cash stock compensation	517	-
Amortization of deferred financing costs	158	-
Other	283	-
Net change in assets and liabilities:
Increase in escrow reserves under the credit facility	(5,812)	-
Decrease (increase) in deferred lease fees and prepaid rents	86	(13)
Decrease (increase) in other assets	1,495	(98)
Increase in accounts payable and accrued property expenses	2,446	357
Increase in related party payables, net	4,344	776
Net cash (used) provided by operating activities	(1,233)	450

Cash Flows From Investing Activities:
Purchase of investments in real estate	(251,847)	(69,906)
Capital improvements of investments in real estate	(51,572)	(1,852)
Decrease (increase) in escrow cash	7,133	(4,849)
Other	(241)	-
Net cash used by investing activities	(296,527)	(76,607)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock, net of offering costs	34,405	-
Proceeds from revolving credit facility	78,843	-
Deferred financing costs paid	(3,583)	-
Dividends paid	(450)	-
Capital contribution of parent, net	-	101,000
Net cash provided by financing activities	109,215	101,000

Net change in cash and cash equivalents	(188,545)	24,843
Cash and cash equivalents at beginning of period	228,139	250
Cash and cash equivalents at end of period	$39,594	$25,093

Supplemental disclosure of cash flow information:
Cash paid for interest	$214	$-
Board of directors stock compensation offset with issuance of common stock	$125	$-
Noncash investing and financing activities:
Common stock and unit dividends declared, but not paid	$(392)	$-
Advisory management fee – additional basis	$759	$-
Capital improvements in accounts payable	$1,274	$-

SILVER BAY REALTY TRUST CORP.
PORTFOLIO SUMMARY OF SINGLE-FAMILY PROPERTIES

The following table provides a summary of Silver Bay’s portfolio of single-family properties as of June 30, 2013.

Market	Number of Properties(1)	Aggregate Cost Basis(2) (thousands)	Average Cost Basis Per Property (thousands)	Average Age (in years)(3)	Average Square Footage	Number of Leased Properties	Number of Vacant Properties(4)	Average Monthly Rent for Leased Properties(5)
Phoenix	1,426	$192,860	$135	24.2	1,635	1,071	355	$1,045
Atlanta	973	113,951	117	16.9	2,019	629	344	1,178
Tampa	925	121,096	131	23.7	1,657	685	240	1,222
Northern CA(6)	413	73,104	177	45.1	1,381	323	90	1,451
Las Vegas	291	40,086	138	16.8	1,719	233	58	1,112
Columbus	273	22,422	82	35.8	1,415	66	207	889
Tucson	208	17,443	84	39.9	1,330	189	19	839
Dallas	204	23,053	113	20.4	1,642	72	132	1,240
Orlando	199	28,206	142	24.8	1,681	128	71	1,265
Southern CA(7)	158	22,847	145	43.1	1,347	105	53	1,115
Southeast FL(8)	156	26,907	172	33.0	1,734	11	145	1,757
Charlotte	129	16,563	128	11.8	1,982	65	64	1,193
Jacksonville	116	12,528	108	31.3	1,564	19	97	1,008
Houston	100	8,417	84	29.7	1,697	14	86	1,173
Totals	5,571	$719,483	$129	25.8	1,673	3,610	1,961	$1,148

(1)	Total properties exclude properties held for sale by the Company’s taxable REIT subsidiary and any properties acquired in previous periods in sales that have been subsequently rescinded or vacated.

(2)
Aggregate cost includes all capitalized costs, determined in accordance with U.S. generally accepted accounting principles, incurred through June 30, 2013 for the acquisition, stabilization, and significant post-stabilization renovation of properties, including land, building, possession costs and renovation costs. Aggregate cost does not include accumulated depreciation.

(3)
As of June 30, 2013, approximately 19% of the properties in the aggregate portfolio were less than 10 years old, 26% were between 10 and 20 years old, 18% were between 20 and 30 years old, 17% were between 30 and 40 years old, 9% were between 40 and 50 years old and 11% were more than 50 years old.

(4)	Total number of vacant properties includes properties in the process of stabilization as well as those available for lease.

(5)   Average monthly rent for leased properties was calculated as the average of the contracted monthly rent for all leased properties as of June 30, 2013 and reflects rent concessions amortized over the life of the related lease.

(6)	Northern California market currently consists of Contra Costa, Napa, Sacramento and Solano counties.

(7)	Southern California market currently consists of Riverside and San Bernardino counties.

(8)	Southeast Florida market currently consists of Miami Dade, Broward and Palm Beach counties.

SILVER BAY REALTY TRUST CORP.
PORTFOLIO SUMMARY OF STABILIZED PROPERTIES AND
THOSE OWNED SIX MONTHS OR LONGER

The following table summarizes Silver Bay’s stabilized properties and those owned six months or longer as of June 30, 2013.

	Stabilized Properties						Properties Owned at Least Six Months
Market	Number of Stabilized Properties	Properties Leased	Properties Vacant	Occupancy Rate	Average Monthly Rent for Leased Stabilized Properties(1)	Properties Owned 6 Months or Longer	Properties Leased	Properties Vacant	Occupancy Rate	Average Monthly Rent for Properties Owned at Least 6 Months(2)
Phoenix	1,158	1,071	87	93%	$1,045	1,001	908	93	91%	$1,056
Atlanta	700	629	71	90%	1,178	602	527	75	88%	1,190
Tampa	704	685	19	97%	1,222	810	652	158	81%	1,224
Northern CA	340	323	17	95%	1,451	255	229	26	90%	1,491
Las Vegas	238	233	5	98%	1,112	211	194	17	92%	1,177
Columbus(3)	66	66	-	100%	889	-	-	-	-	-
Tucson	195	189	6	97%	839	187	179	8	96%	840
Dallas	73	72	1	99%	1,240	26	23	3	89%	1,254
Orlando	129	128	1	99%	1,265	90	89	1	99%	1,308
Southern CA	108	105	3	97%	1,115	129	86	43	67%	1,141
Southeast FL(3)	14	11	3	79%	1,757	-	-	-	-	-
Charlotte	70	65	5	93%	1,193	60	51	9	85%	1,191
Jacksonville(3)	21	19	2	91%	1,008	-	-	-	-	-
Houston(3)	14	14	-	100%	1,173	-	-	-	-	-
Totals	3,830	3,610	220	94%	$1,148	3,371	2,938	433	87%	$1,160

(1)
Average monthly rent for leased stabilized properties was calculated as the average of the contracted monthly rent for all stabilized leased properties as of June 30, 2013 and reflects rent concessions amortized over the life of the related lease.

(2)
Average monthly rent for properties owned at least six months was calculated as the average of the contracted monthly rent for all properties owned at least six months as of June 30, 2013 and reflects rent concessions amortized over the life of the related lease.

(3)	As of June 30, 2013, there were no properties owned six months or longer in this market.

SILVER BAY REALTY TRUST CORP.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

Estimated Portfolio and Estimated Net Asset Value

Estimated Portfolio Value and Estimated NAV are non-GAAP financial measures. Silver Bay provides the Estimated Portfolio Value and Estimated NAV as additional tools for investors seeking to value the Company. These metrics should be considered along with other available information in valuing and assessing Silver Bay, including the Company’s GAAP financial measures or other cash flow or yield metrics and should not be viewed as a substitute for book value, net investment in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity.

A description of the Company’s AVM along with certain assumptions and limitations related to its AVM and its calculations of Estimated Portfolio Value and Estimated NAV can be found on the Company’s website at www.silverbayrealtytrustcorp.com in the Investor Relations section under the non-GAAP Reconciliations link.

The following is a reconciliation of the Company’s investment in real estate to Estimate Portfolio Value and book value to Estimated NAV:

	June 30, 2013
	Amount	Per Share(1)
Investments in real estate, gross	$719,483	$18.28
Accumulated depreciation	(8,615)	(0.22)
Investments in real estate, net	710,868	18.06
Add: Increase in estimated fair market value of investment in real estate(2)	85,593	2.18
Less: Estimated Renovation Reserve(3)	(20,811)	(0.53)
Estimated Portfolio Value	$775,650	$19.71

Book value(4)	$680,775	$17.30
Less: Investments in real estate, net	(710,868)	(18.06)
Add: Estimated Portfolio Value	775,650	19.71
Estimated Net Asset Value	$745,557	$18.95

(1)	Per share amounts are based upon common shares outstanding of 39,324,141 plus 27,459 of common units for a total of 39,351,600 fully diluted shares outstanding as of June 30, 2013.

(2)	Difference between AVM derived value of the Company’s portfolio of properties of $796,461, which assumes all properties are fully renovated, and net investment in real estate.

(3)	Estimated renovation reserve is calculated on properties in the portfolio that are not currently stabilized and for which the initial renovation has not been completed.

(4)	Book value as defined by U.S. generally accepted accounting principles represents total assets less total liabilities and less preferred stock in mezzanine or total equity.

Net Operating Income

Net operating income, or NOI, is defined by the Company as total revenue less property operating and maintenance, real estate taxes, homeowners’ association fees and property management expenses. NOI excludes depreciation and amortization, advisory management fee, general and administrative expenses, interest expense and other expenses.

The Company considers NOI to be a meaningful financial measure, when considered with the financial statements determined in accordance with U.S. generally accepted accounting principles. The Company believes NOI is helpful to investors in understanding the core performance of the real estate operations of the Company.

The following is a reconciliation of the Company’s NOI to net loss as determined in accordance with GAAP:

	Three Months Ended June 30, 2013	Three Months Ended March 31, 2013
Net loss	$(6,746)	$(6,382)
Depreciation and amortization	4,961	3,417
Advisory management fees	2,578	2,852
General and administrative	1,949	1,528
Other	217	331
Interest expense	158	-
Net Operating Income	$3,117	$1,746